EXHIBIT 10.5

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (this "Agreement") is made effective for all purposes and in all respects as of the date referenced below, by and between The Brink’s Company  (hereinafter referred to as "Brink’s") and Robert T. Ritter (hereinafter referred to as "Consultant").

WHEREAS, Brink’s desires to engage Consultant to perform certain tasks, duties and/or services as shall be assigned to Consultant by Brink’s from time to time;

WHEREAS, Consultant desires to be so engaged by Brink’s; and

WHEREAS, Brink’s and Consultant desire to set forth in writing the terms and conditions of their agreements and understandings.

NOW, THEREFORE, in consideration of the foregoing, of the mutual promises herein contained, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending legally to be bound, hereby agree as follows:

1.
Duties of Consultant. Consultant shall perform such tasks, duties and/or services for Brink’s as described in Schedule A attached hereto and made a part hereof, as it may be amended from time to time. Consultant agrees to perform work in a prompt, efficient and professional manner. Nothing contained herein shall require Brink’s to engage Consultant for, or Consultant to provide, a minimum number of days or be deemed to be a guarantee to or by Consultant of a minimum number of days of engagement under this Agreement.

2.
Term of Engagement. The term of Consultant’s engagement hereunder (the "Term") shall commence as of July 1, 2008 and shall continue until June 30, 2009 or until either party shall provide written notice to the other of its desire to terminate such engagement, whichever occurs first.  Any notice of intent to terminate the engagement must be made thirty (30) days in advance of any contemplated termination of the Agreement.  Notwithstanding the foregoing, the termination of this Agreement for any reason shall not terminate or in any way affect Consultant’s covenants and obligations set forth in sections 5, 6, and 10 hereof.

3.
Compensation. Subject to compliance by Consultant with this Agreement, Brink’s shall pay Consultant the compensation specified in Schedule A.  During the Term, Brink’s shall not be obligated, under any circumstances, to pay for, or keep in effect, any hospitalization, health, or life insurance for the benefit of Consultant, to pay any employment or similar taxes, to make any tax withholdings or to provide any benefits that Brink’s provides to its employees.

4.
Expenses Incurred. During the Term, Brink’s shall pay or promptly reimburse Consultant for all reasonable travel, long-distance telephone and other business expenses paid or incurred by Consultant in connection with the performance of Consultant’s duties hereunder, upon presentation of expense statements, vouchers or other evidence of expenses as required by Brink’s business expense reimbursement policy and all expense reimbursements shall be in accordance with such policy.

5.
Treatment of Information. Consultant acknowledges that Consultant shall or may be making use of, viewing and adding to confidential information of a special and unique nature and value relating to such matters as Brink’s business practices, trade secrets, systems, designs, methods, computer software programs, documentation, manuals, white papers, other confidential reports and communications and lists of and information relating to suppliers, customers and prospects ("Confidential Information"). Consultant further acknowledges that any information and materials received by Brink’s from third parties in confidence shall be included in the definition of Confidential Information. Consultant agrees that Consultant shall not directly or indirectly, disclose, divulge, reveal, report, publish, transfer or use, for any purpose whatsoever, any Confidential Information to any third party. Consultant acknowledges that Brink’s holds all right, title, and interest in and to all tangible and intangible incidents of the Confidential Information and that this agreement conveys to Consultant only a limited right to use the Confidential Information in the course of performing this Agreement. Such right is fully revocable in accordance with the provisions of this Agreement. Consultant further agrees that, except for such right of use, Consultant shall not assert any right, title, or interest in or to the Confidential Information and shall hold all Confidential Information in strict confidence.

6.
Ownership of Information. Consultant covenants and agrees that all right, title and interest in any findings, reports, inventions, writings, disclosures, discoveries, computer code, developments and improvements written, invented, made or conceived by Consultant in the course of or arising out of this Agreement (hereinafter referred to as "Work Product") shall remain the sole and exclusive property of Brink’s and shall be a work made for hire. Consultant agrees to disclose all Work Product to Brink’s and agrees to execute any instruments and to do all other things reasonably requested by Brink’s (both during and after Consultant’s engagement by Brink’s) in order to vest more fully in Brink’s all ownership rights in Work Product.

7.
Indemnification. Brink’s agrees to indemnify and defend Consultant against any and all claims, suits and actions brought against Consultant arising out of or related to the performance by Consultant of services under this Agreement.

8.
No Prior Agreements. Consultant represents that Consultant’s performance under this Agreement does not and shall not breach any duty or any agreement or understanding to which Consultant is a party or may be bound. Consultant covenants and agrees that Consultant shall not disclose to Brink’s, or induce Brink’s to use, any proprietary information, knowledge or data belonging to any previous employer or client or others.

9.
Independent Contractor. Consultant shall at all times be an independent contractor hereunder, and not an agent, employee or representative of Brink’s, and no act, action or omission to act of Consultant shall in any way be binding upon or obligate Brink’s. Consultant shall not be treated as an employee for Federal tax purposes. Consultant hereby represents and warrants to Brink’s that Consultant is an independent contractor for Federal, state and local tax purposes. Further, Consultant hereby covenants and agrees to pay any and all Federal, state and local taxes required by law to be paid by an independent contractor, including, without limitation, any taxes imposed by the Self Employment Contribution Act.  Consultant further understands that, as an independent contractor, Consultant will not receive overtime premium pay.

10.
Governing Law and Venue. In view of the fact that the headquarters office of Brink’s is located in Virginia, the construction and interpretation of this Agreement shall at all times and in all respects be governed by the substantive laws of Virginia without regard to its rules regarding conflicts of law.  Any legal action taken by either party shall take place in the Federal District Court, Eastern District of Virginia, and the parties hereby submit to the jurisdiction of such court for the adjudication of any dispute hereunder.

11.
Notices. Any notice required to be given hereunder shall be sufficient if in writing, and received by overnight courier service (with proof of service) or certified or registered mail (return receipt requested, first-class postage prepaid), in the case of Consultant, to Consultant’s address on record with Brink’s or such other address as Consultant may advise in writing, in the case of Brink’s, to its Headquarters address, 1801 Bayberry Court, Suite 400, Richmond, VA 23226, attention “Corporate Secretary.”

12.
General. This Agreement contains the entire agreement and understanding by and between the parties with respect to the subject matter hereof, and no representations, promises, agreements or understandings, written or oral, not herein contained shall be of any force or effect. No change or modification hereof shall be valid or binding unless the same is in writing and signed by the party intended to be bound. This Agreement shall be binding upon, and shall inure to the benefit of, Brink’s and Consultant, and their respective successors. However, Consultant may not assign this agreement or any duties hereunder without the express written authorization of Brink’s. The provisions of this Agreement shall be deemed severable, and the invalidity or unenforceability of any one or more of the provisions hereof shall not affect the validity and enforceability of the other provisions hereof. The headings and other captions in this Agreement are for convenience and reference only and shall not be used in interpreting, construing or enforcing any of the provisions of this Agreement. Neither party shall be liable for the failure to perform its obligations under this Agreement due to events beyond such party’s reasonable control including, but not limited to, strikes, riots, wars, fire, acts of God or acts in compliance with any applicable law, regulation or order (whether valid or invalid) of any court or governmental body. No waiver of any provision of this Agreement shall be valid unless the same is in writing and signed by the party against whom such waiver is sought to be enforced; moreover, no valid waiver of any provision of this Agreement at any time shall be deemed a waiver of any other provision of this Agreement at such time or shall be deemed a valid waiver of such provision at any other time.

IN WITNESS WHEREOF, Brink’s and Consultant have duly executed this Agreement intending to be bound thereby.

THE BRINK’S COMPANY	CONSULTANT

By: /s/ Frank Lennon	/s/ Robert T. Ritter
Frank Lennon	Robert T. Ritter
Title: Vice President

DATED: April 30, 2008

SCHEDULE A

Duties:  Consultant shall perform such tasks, duties and/or services as are mutually agreed by the parties.  Unless otherwise directed by Brink’s, Consultant will report to Michael Dan, or his designee(s), in connection with the performance of such tasks, duties and/or services.

Compensation:  During the Term, Consultant shall receive compensation in the form of a monthly fee, in the amount of $12,500.00 (“Monthly Fee”), plus an hourly fee of $500.00 for each hour in which Consultant performs the consulting duties and/or services required under the Agreement, including any time required to be spent traveling under the Agreement (the “Hourly Fee”).  With respect to the Hourly Fee, Consultant shall be guaranteed a minimum of four hours on any day in which he is requested to perform, and does perform, services under this Agreement.  Consultant will advise Brink’s on a monthly basis of the days worked for which Consultant is entitled to compensation under this provision.   This monthly report will be made in writing and delivered to Frank Lennon or such other individual as designated by Brink’s, and will include a summary of  each reported day of work.  Nothing contained herein shall require Brink’s to engage Consultant for, or Consultant to provide, a minimum number of days or be deemed to be a guarantee to or by Consultant of a minimum number of days of engagement under the Agreement.  The Monthly Fee shall be paid to Consultant on a monthly basis in arrears on the last day of the month.  The Hourly Fee shall be paid in arrears within 15 days of receipt by Brink’s of Consultant’s monthly report as described above.

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